HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)



AT HUBCO:
Kenneth T. Neilson, Chairman            Joseph F. Hurley
Chairman, President & CEO               Executive Vice President & CFO
(201) 236-2631                          (201) 236-6141


FOR IMMEDIATE RELEASE
July 17, 1998

                       HUBCO, INC. ANNOUNCES CASH DIVIDEND

         Mahwah, New Jersey, July 17, 1998 -- The Board of Directors of HUBCO, Inc. today announced a 3% stock dividend along with an increase in the quarterly cash dividend to $.25 (twenty five cents) per common share. Both dividends have a record date of August 14, 1998 and a payable date of September 1, 1998.

         The combined dividend increase of 28% is a reflection of HUBCO's continued growth and financial results, according to Kenneth T. Neilson, Chairman. The dividend increase was preceded by an earnings release which reported a 24% increase in earnings per share for the second quarter excluding merger related and restructuring charges.

         HUBCO, Inc. is the bank holding company for Hudson United Bank in New Jersey. Lafayette American Bank in Connecticut and Bank of the Hudson in New York. HUBCO has three pending acquisitions: Community Financial Holding Corporation of Westmont, New Jersey, Dime Financial Corporation of Wallingford, Connecticut and IBS Financial Corporation of Cherry Hill, New Jersey, as well as the purchase of two New York branches of First Union National Bank. After closing these acquisitions, HUBCO, Inc. will have approximately 160 offices and $6.5 billion in assets.

                                     # # # #